Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Fund Service Providers” and “Financial Highlights” within the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” within the Statement of Additional Information and to the use of our report dated July 23, 2012 relating to db-X MSCI Emerging Markets Currency-Hedged Equity Fund, db-X MSCI EAFE Currency-Hedged Equity Fund, db-X MSCI Brazil Currency-Hedged Equity Fund, db-X MSCI Canada Currency-Hedged Equity Fund, and db-X MSCI Japan Currency-Hedged Equity Fund (the five funds comprising “DBX ETF Trust”) for the period June 9, 2011 (commencement of operations) to May 31, 2012 which are incorporated by reference in this Post Effective Amendment No. 2 Registration Statement (Form N-1A Nos. 333-170122 and 811-22487) of DBX ETF Trust.

/s/ Ernst & Young LLP
New York, New York
September 28, 2012